Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Commerce Energy Group, Inc. of our report dated October 24, 2007 relating to our audits of the consolidated financial statements of Commerce Energy Group, Inc. which appears in the Annual Report on Form 10-K of Commerce Energy Group, Inc. for the year ended July 31, 2007.

/s/ HEIN & ASSOCIATES LLP

Irvine, California
March 11, 2008